UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-K
____________

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 1, 2015

INFOBLOX INC.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35507	20-0062867
(Commission File Number)	(IRS Employer Identification No.)

3111 Coronado Drive Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 986-4000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Infoblox Inc. (the “Company”) approved the Infoblox Bonus Plan-FY 2016 (“Bonus Plan”). In addition, the Committee also approved target bonus amounts for Jesper Andersen, the Company's Chief Executive Officer ($525,000), and each of the following fiscal 2014 named executive officers of the Company: Remo E. Canessa, Chief Financial Officer ($204,000); Scott J. Fulton, Executive Vice President, Products ($160,000); David N. Gee, Executive Vice President, Marketing ($156,000); and Sohail M. Parekh, Executive Vice President, Engineering ($201,000). The entire target bonus amounts for Messrs. Andersen, Canessa, Fulton, Gee and Parekh are subject to the Bonus Plan.

The Bonus Plan is designed to reward participants if the Company achieves certain on-target performance objectives on a quarterly basis. Under the Bonus Plan, participants are eligible to receive (i) up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant's total annual on-target bonus amount, in each case based on attainment of quarterly performance objectives derived from the Company's financial plan and quarterly forecasts for revenue and operating profit, and (ii) one annual bonus targeted at an amount equal to 20% of the participant's total annual on-target bonus amount based on achievement of Company business objectives. Quarterly performance objectives under the Bonus Plan are approved by the Committee on a quarterly basis, at the beginning of each quarter.

The actual bonus payment is the on-target bonus payment multiplied by a percentage (which may be more or less than 100% but shall not exceed 125% or, in the case of the annual bonus, 150%) that varies depending upon achievement of the applicable performance objectives. If results for the threshold level of performance required for a payout equal to 25% of on-target bonus amounts are not met, the funding level for the award for that quarter will be 0%, and participants will be paid no bonus payment for that quarter. Additional payouts funded at levels higher than 25% of the on-target bonus amount will be paid only if the level of performance required for the applicable payout was met or exceeded.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOBLOX INC.

Date	September 4, 2015	By:	/s/ Remo Canessa
Remo Canessa
Chief Financial Officer